Exhibit 10.57
March 30, 2006
HAND DELIVERED
Alison L. May
22 Jersey Street
San Francisco, CA 94114

Re:	Separation Agreement and General Release
Dear Alison:
     This letter, upon your signature, will constitute the agreement (hereafter “Agreement”) between you and RedEnvelope, Inc. (“Company”) on the terms of your separation from employment with the Company.
     1. You shall resign as Chief Executive Officer and as a member of the Board of Directors of the Company effective at the start of business on February 21, 2006 (the “Resignation Date”). Your employment with the Company shall continue after such date until the close of business on March 31, 2006 (“Separation Date”) during which time you shall serve as a special advisor to the newly hired Chief Executive Officer of the Company. As of the Resignation Date, you will not say or do anything purporting to bind the Company and as of the close of business on the Separation Date, you will no longer represent to anyone that you are still an employee of the Company. Commencing on April 1, 2006 and continuing through June 30, 2006 (the “Consulting Period”), you shall provide consulting services as reasonably requested by the Company during regular business hours, Monday — Friday, on issues and projects related to strategic planning, product development and shareholder relations. The Company shall compensate you for such consulting services through a weekly retainer of $1,200 and at the rate of $150 an hour for each hour of service provided in excess of 8 hours in a week. You agree that you will submit an invoice by the last day of each month for the services rendered during such month.
     2. On the Separation Date you shall receive your final paycheck, including all salary and other compensation due through March 31, 2006 and a check for your accrued but unused PTO and Float Time.
     3. You agree that you shall return to the Company all Company property that is in your possession as of the Separation Date, including, without limitation, personal computer(s), keys, documents, files, records, data, confidential or proprietary information.
     4. In consideration for your promises and covenants in this Agreement, the Company will pay you a severance amount of $285,000.00 (“Severance Amount”) as outlined in your Offer Letter with the Company dated March 12, 2002. This severance amount will be paid in biweekly installments, less applicable payroll deductions and all required withholdings, in accordance with the Company’s regular payroll schedule, during the twelve (12) calendar months following the later of the Separation Date and the Effective Date of this Agreement (as defined below). As additional consideration for such promises and covenants, the Company will

Alison L. May
March 30, 2006

reimburse you for up to twelve (12) months of premiums to continue your and your eligible dependents’ healthcare insurance coverage under COBRA (as defined below), should you elect to continue such coverage. Any tax obligations which may arise out of these payments are your sole responsibility, and you agree to indemnify and defend the Company from and against any and all taxes, interest, penalties, claims or other liabilities of any kind arising from or related to your failure to pay tax obligations owed by you as a result of these payments. You acknowledge and agree that you are not otherwise entitled to the Severance Amount or any COBRA premium reimbursements being paid to you under this Agreement.
     5. As of the Separation Date you will no longer be eligible to participate in any of the Company’s benefits or compensation plans, except as provided by law, under the terms of the applicable plans, or as provided in this paragraph. Your existing coverage under the Company’s group health insurance plan (and, if applicable, the existing group health coverage of your eligible dependents) will terminate on March 31, 2006. Prior to that date, the Company will provide you information regarding your rights to elect continuation of this health insurance coverage, at your own expense (except as set forth in paragraph 4), under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided you make a timely election to do so. Nothing in this Agreement will impair any rights you may have to elect continued health insurance coverage under COBRA.
     6. All vesting of any existing grants to you of Company stock options shall cease as of the last day of the Consulting Period. Any rights you may have to exercise any Company stock options that have vested as of such date, and the time periods and procedures for such exercise, are governed by the terms of: (1) any existing Notice of Stock Option Grants and Stock Option Agreements, signed by both you and the Company (collectively “Stock Agreements”); and (2) the Company’s 1999 Stock Plan (“Stock Plan”). Nothing in this Separation Agreement will affect any existing, vested rights you may have under the Stock Agreements or Stock Plan. All vested shares not exercised by the end of the period specified in your Stock Agreements will be forfeited. All unvested shares will expire as of the last day of the Consulting Period. You acknowledge and agree that any incentive stock options that you hold will retain their status as incentive stock options for tax purposes until the date that is three (3) months after the Separation Date, after which they will be treated for tax purposes as nonstatutory stock options, subject to ordinary income realization and required tax withholding at the time of exercise.
     7. Except as otherwise provided in this Agreement, on behalf of yourself and your representatives, agents, heirs and assigns, you waive, release, discharge and promise never to assert any and all claims, liabilities or obligations of every kind and nature (hereinafter, “Claims”), whether known or unknown, suspected or unsuspected, claimed or unclaimed, that you ever had, now have or might have as of the date you sign this Agreement against the Company and/or any of its past or present officers, directors, employees, shareholders, parents, subsidiaries, affiliates, representatives, attorneys, fiduciaries, predecessors, successors, agents or assigns (collectively “Released Parties”). The released Claims include, without limitation, any claims arising from or related in any way to your hiring, employment, compensation or separation from employment with the Company, any Company benefits or benefit plans, and/or the execution of this Agreement. The released Claims also specifically include, without limitation, any Claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California

Alison L. May
March 30, 2006

Family Rights Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Labor Code (including section 132a claims), the California Government Code (all as amended), the law of contract and tort, and any Claim for recovery of costs and/or attorney’s fees. The released Claims will not include any Claims for:
     (a) state unemployment insurance,
     (b) disability benefits,
     (c) workers’ compensation benefits,
     (d) benefit entitlements vested as of the Separation Date under any benefit plans maintained by the Company for its officers or employees, and
     (e) indemnity for your actions as an officer and employee of the Company, to the full extent permitted by the Company’s by-laws, by the Indemnification Agreement entered into between you and the Company, and by the provisions of California law.
     8. You understand that, as provided under the Age Discrimination in Employment Act of 1967, you have twenty-one (21) days after receipt of this Agreement within which you may review and consider, discuss with an attorney of your own choosing, and decide to execute or not execute it. You also understand that for a period of seven (7) days after you sign this Agreement, you may revoke this Agreement and that the Agreement will not become effective until seven (7) days after you sign it, and only then if you do not revoke it (the “Effective Date”). In order to revoke this Agreement, you must deliver to the [Chief Executive Officer] of the Company, by no later than seven (7) days after you execute this Agreement, a letter stating that you are revoking it.
     9. You also waive, release, discharge and promise never to assert any and all claims against any of the Released Parties, even if you do not now know or believe that you have any such claims. You therefore expressly waive the protection of California Civil Code section 1542, which provides that:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.
     In short, you agree that you will not initiate any lawsuits, administrative proceedings or legal actions of any kind against the Company or any of the other Released Parties, except to enforce any provision of this Agreement, and will not accept the benefits of any lawsuits or claims of any kind brought on your behalf against the Company or any of the other Released Parties, except to enforce any provision of this Agreement.
     10. Unless required by court order or lawfully issued subpoena, until such time as the terms of this Agreement are publicly disclosed by the Company in accordance with applicable securities laws, you will keep the terms of this Agreement strictly confidential and will not disclose to anyone, without the prior written permission of the Chief Executive Officer

Alison L. May
March 30, 2006

of the Company, any information regarding the terms of this Agreement, the benefits provided to you under it, or the fact that a payment was made to you; provided, however, that you may disclose this information to your spouse or domestic partner, and to your attorneys, accountants or other professional advisors as necessary for them to render professional services to you. Before making any disclosure to any person(s) permitted under this paragraph you will advise such person(s) of this confidentiality provision and require them to comply with it to the same extent as you must.
     11. All applicable terms of the Confidential Information and Invention Assignment Agreement that you signed with the Company on April 8, 2002 (“Confidentiality Agreement”) will remain in full force and effect. A copy of the Confidentiality Agreement is attached hereto as Exhibit A and incorporated herein by reference.
     12. In the event that you breach any of your obligations to Company under this Agreement (including Exhibit A), the Company will be entitled to immediately terminate your employment or consulting arrangement (as described above) with no further obligation or liability to you and/or immediate return of any and all benefits provided to you under this Agreement and to obtain injunctive and all other available relief provided at law or equity. All other duties and obligations under the Agreement, however, including your waivers and releases, shall remain in full force and effect.
     13. Except as specified below, to the fullest extent allowed by law, any and all disputes, claims or controversies of any kind arising out of or related in any way to the interpretation or enforcement of this Agreement, or any other matter (including any statutory or common law claims against the Company or any of the other Released Parties) shall be fully and finally resolved through binding arbitration, before a neutral arbitrator, in San Francisco, California, in accordance with the then existing national rules of the American Arbitration Association for the resolution of employment disputes, as modified in any respect necessary to comply with the requirements of California law for enforcement of arbitration agreements regarding such disputes. You and the Company therefore specifically waive any right to a jury trial on any such disputes, claims or controversies. The Company shall pay for the costs of the arbitration, including all arbitrator fees. Except as may be inconsistent with applicable law, the prevailing party in any arbitration shall be entitled to an award of its costs (excluding AAA administrative and arbitrator fees) and reasonable attorneys fees, in addition to any other relief to which it is entitled. This arbitration provision shall not apply to any claims for injunctive or other similar equitable relief.
     14. This Agreement will in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to the conflicts of laws rules thereof. In interpreting the language of this Separation Agreement, both parties shall be treated as having drafted the Agreement after meaningful negotiations. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law. This Agreement will inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties.
     15. You expressly acknowledge and agree that, if requested to do so by the Company, you shall sign a Continuing Representations Certificate, in the form provided by the Company, on the Separation Date and/or the last day of the Consulting Period, reaffirming each of the waivers, releases, warranties and representations contained in this Agreement as of such

Alison L. May
March 30, 2006

date and that your rights continue to be as defined by the terms of this Agreement as of such date.
     16. This Agreement (including any exhibits) and the Indemnification Agreement you executed with the Company, a copy of which is attached hereto as Exhibit B and incorporated herein by reference, which shall remain in effect following the Separation Date in accordance with its terms constitute the entire agreement between the parties as to matters discussed herein and supersedes any prior or contemporaneous negotiations, representations, promises, agreements, and/or understandings of the parties with respect to such matters, whether written or oral, except as specifically set forth in this Agreement. The parties acknowledge that they have not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement. This Agreement may only be modified, or any specific requirements waived, in a writing signed by you and the Chief Executive Officer of the Company.
To accept the Agreement, please date and sign this letter and return it to me.
The Company wishes you success in your future endeavors.

RedEnvelope
/s/ Ken Constable

Name Ken Constable Title President & CEO

Exhibit A — Confidential Information and Invention Assignment Agreement
Exhibit B — Indemnification Agreement
AGREED:
By signing this letter, I acknowledge that I have read and had the opportunity to carefully review and consider this Separation Agreement (with an attorney of my choice if so desired); that I fully understand all of the terms in the Separation Agreement (and in the attached exhibit); that I am competent to enter into this Agreement; and that I voluntarily agree to each of the terms set forth above.

Date: March 30, 2006	/s/ Alison May
Alison L. May